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                                                                                                                  Exhibit 12.1
                                                                                                                   4/22/2003


                              ALABAMA POWER COMPANY

            Computation of ratio of earnings to fixed charges for the
                       five years ended December 31, 2002

                                                                           --------------------------------------------------------
                                                                 1998             1999          2000           2001            2002
                                                                 ----             ----          ----           ----            ----
                                                                -----------------------------Thousands of Dollars------------------

EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
  Earnings Before Income Taxes                           $    612,521      $  659,745      $ 698,802      $ 652,468      $  770,194
  Interest expense, net of amounts capitalized                261,505         219,150        237,872        247,788         226,732
  Distributions on preferred securities of subsidiary          22,354          24,662         25,549         24,775          24,599
  AFUDC - Debt funds                                            4,664          11,010         20,197          9,569           6,854
                                                          -----------       ---------       --------       --------      ----------
         Earnings as defined                             $    901,044      $  914,567      $ 982,420      $ 934,600      $1,028,379
                                                         ============      ==========      =========      =========      ==========

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K
   Interest  on long-term  debt                          $    194,559      $  193,968      $ 222,530      $ 220,627      $  208,148
   Interest on affiliated loans                                                                                                 845
   Interest on interim  obligations                            11,012           9,865         10,759         14,638           1,160
   Amort of debt disc, premium  and expense, net               42,506          11,171         11,668         11,740          12,857
  Other interest  charges                                      18,091          15,157         13,112         10,354          10,577
  Distributions on preferred securities of subsidiary          22,354          24,662         25,549         24,775          24,599
         Fixed charges as defined                        $    288,522      $  254,823      $ 283,618      $ 282,134      $  258,186

RATIO OF EARNINGS TO FIXED CHARGES                               3.12            3.59           3.46           3.31            3.98
                                                                =====           =====          =====          =====           =====

Note:  The above figures have been adjusted to give effect to ALABAMA Power Company's 50% ownership of Southern Electric
       Generating Company.
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